ASSET PURCHASE AGREEMENT

                                     among

                    DMW, INC., THE SHAREHOLDER OF DMW, INC.

                                      and

                       AMERIKING COLORADO CORPORATION I










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                               TABLE OF CONTENTS

                                                                          PAGE
ARTICLE I -- PURCHASE AND SALE OF ASSETS ..................................  2
         1.1      Purchase and Sale .......................................  2
         1.2      Store Bank ..............................................  3
         1.3      Inventory ...............................................  3
         1.4      Purchase Price for Assets; Allocations ..................  3
         1.5      Consulting and Noncompetition Agreement .................  3
         1.6      Liabilities of Seller....................................  3
         1.7      Prorations...............................................  4
         1.8      Exclusion of Assets......................................  4

ARTICLE II -- CLOSING AND TERMINATION......................................  4
         2.1      Time, Date and Place.....................................  4
         2.2      Termination..............................................  4
         2.3      Effect of Termination....................................  5

ARTICLE III -- REPRESENTATIONS AND WARRANTIES
                  OF SELLER AND SHAREHOLDER................................  5
         3.1      Ownership of Seller's Stock..............................  5
         3.2      Due Organization; Name and Address; Good Standing,
                  Authority of Seller......................................  5
         3.3      Authorization and Validity of Agreements.................  5
         3.4      Agreement Not in Conflict with
                  Other Instruments;Required Approvals Obtained............  6
         3.5      Conduct of Business in Compliance with
                  Regulatory and Contractual Requirements..................  6
         3.6      Legal Proceedings........................................  6
         3.7      Financial Information....................................  7
         3.8      Tax Matters..............................................  7
         3.9      Franchise Agreements.....................................  7
         3.10     Title to Assets; Equipment and Fixed Assets..............  7
         3.11     Records..................................................  7
         3.12     Employment Matters.......................................  8
         3.13     Absence of Certain Changes or Events.....................  8
         3.14     Adverse Conditions.......................................  9
         3.15     Leases...................................................  9
         3.16     Bonus, Pension or Other Plans, etc.......................  9
         3.17     Full Disclosure..........................................  9
         3.18     No Brokerage.............................................  9
         3.19     Seller's Franchise Agreement.............................  9
         3.20     Operation of Business ................................... 10

ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.............. 10
         4.1      Due Organization; Good Standing; Power................... 10
         4.2      Authorization and Validity of Documents.................. 10
         4.3      No Brokerage............................................. 10







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         4.4      Obligations Assumed...................................... 10
         4.5      Burger King Obligations.................................. 10

ARTICLE V -- SELLER AND SHAREHOLDER'S COVENANTS............................ 10
         5.1  Affirmative Covenants........................................ 10

ARTICLE VI -- OPINIONS OF COUNSEL.......................................... 12
         6.1      Opinion of Seller's and Shareholder's Counsel............ 12
                  6.1.1    Ownership of Seller's Stock..................... 12
                  6.1.2    Due Organization; Good Standing; Authority of
                           Seller.......................................... 12
                  6.1.3    Authorization and Validity of Agreements........ 12
                  6.1.4    Agreement Not in Conflict with
                           Other Instruments; Required Approvals
                           Obtained........................................ 12
                  6.1.5    Legal Proceedings............................... 13
         6.2      Opinion of Purchaser's Counsel........................... 13
                  6.2.1    Due Organization; Good Standing; Authority of
                           Purchaser....................................... 13
                  6.2.2    Authorization and Validity of Agreements........ 13

ARTICLE VII -- CONDITIONS.................................................. 13
         7.1      Seller's Conditions to Close............................. 13
         7.2      Purchaser's Conditions to Close.......................... 14
         7.3      Contemporaneous Transfer................................. 17

ARTICLE VIII -- INDEMNIFICATION ........................................... 17
         8.1      Indemnification By Seller And Shareholder................ 17
         8.2      Indemnification by Purchaser............................. 17
         8.3      Defense of Claims........................................ 18

ARTICLE IX -- MISCELLANEOUS................................................ 19
         9.1      Survival of Representations, Warranties and
                  Agreements............................................... 19
         9.2      Notices.................................................. 19
         9.3      Entire Agreement......................................... 20
         9.4      Assignability............................................ 20
         9.5      Binding Effect; Benefit.................................. 20
         9.6      Severability............................................. 20
         9.7      Amendment; Waiver........................................ 20
         9.8      Section Headings......................................... 21
         9.9      Counterparts............................................. 21
         9.10     Applicable Law; Jurisdiction and Venue; Service of
                  Process.................................................. 21
         9.11     Remedies................................................. 21
         9.12     Further Assurances....................................... 21
         9.13     Use of Genders........................................... 21
         9.14     Risk of Loss............................................. 22
         9.15     Negotiations with Other Persons.......................... 22
         9.16     Expenses of Transactions................................. 22







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                           ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into this 5th day of July, 1995, among DMW, INC., a Colorado corporation (the "Seller"); and DANIEL L. WHITE (referred to as the "Shareholder"), and AMERIKING COLORADO CORPORATION I, a Delaware corporation (the "Purchaser").

                               R E C I T A L S:

         WHEREAS, the Seller operates three Burger King restaurants (the "Business") located at (1) 2708 11th Avenue, Greeley, Colorado and identified by Burger King Store No. 2942; (2) 102 East 29th Street, Loveland, Colorado and identified by Burger King Store No. 4361; and (3) 1250 S. Hover Street, Longmont, Colorado and identified by Burger King Store No. 4690 (hereinafter, collectively referred to as the "Restaurants");

         WHEREAS, the Shareholder owns of record and beneficially all of the outstanding shares of the capital stock of the Seller, and is a director and officer of the Seller;

         WHEREAS, the Seller desires to sell, assign, transfer and deliver to the Purchaser, and the Purchaser desires to purchase from the Seller, certain of the assets of the Seller as described in ARTICLE I hereof on the terms and subject to the conditions hereinafter contained;

         WHEREAS, the Purchaser and the Shareholder desire to enter into certain agreements between them providing for, among other things, the provision of certain services by Daniel L. White for the Purchaser, on the terms and subject to the conditions hereinafter contained;

         WHEREAS, Seller occupies real property (the "Premises") pursuant to Lease Agreements (the "Real Property Leases") which Seller proposes to assign to Purchaser, and Purchaser proposes to agree to such assignments of Seller's leasehold interests with respect to the Real Property Leases; and

         WHEREAS, Purchaser proposes to assume the Real Property Leases and assume certain contracts as set forth herein.

         NOW THEREFORE, in consideration of the Recitals that shall be deemed to be a substantive part of this Agreement and the mutual covenants, promises, agreements, representations and warranties contained in this Agreement, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:


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                     -- PURCHASE AND SALE OF ASSETS

            .0      Purchase and Sale. On the terms and subject to the
conditions set forth in this Agreement, at the Closing on the Closing Date (as such terms are defined in Section 2.1 hereof), the Seller shall sell, assign, transfer and deliver to the Purchaser and the Purchaser shall purchase from the Seller all of the right, title and interest of Seller in and to the following assets of the Seller (all of which assets of the Seller are hereinafter collectively referred to as the "Assets"):

           .0       All of the Seller's equipment, furniture, materials and
supplies, including, but not limited to, all of the equipment, furniture, materials and supplies described in EXHIBIT 1.1.1 attached hereto and incorporated by reference herein (the "Equipment").

           .1       All of the Seller's fixed assets, including, but not limited to, all of the fixed assets described in EXHIBIT 1.1.2 attached hereto and incorporated by reference herein (the "Fixed Assets").

           .2       All of the Seller's accounts receivables (excluding rebates from Seller's vendors).

           .3       All of the Seller's saleable, usable and merchantable
Inventory (as hereinafter defined) located at the Restaurants.

           .4       All of the Seller's rights under the following Seller's
Burger King Franchise Agreements between Seller and Burger King Corporation, copies of which are attached hereto as EXHIBIT 1.1.5 and incorporated by reference herein (collectively and individually the "Franchise Agreements"): (i) Franchise Agreement dated May 20, 1980 relating to Franchise #2942 located in Greeley, Colorado, (ii) Franchise Agreement dated January 24, 1985 relating to Franchise #4361 located in Loveland, Colorado, and (iii) Franchise Agreement dated September 19, 1985 relating to Franchise #4690 located in Longmont, Colorado.

           .5       All of the Seller's leasehold and tenant improvements
(excluding fixtures that have become part of the real property to which they are attached).

           .6       All of the Seller's customer lists and customer sales files
("Customer Lists").

           .7       All of the Seller's leasehold interests in the Real Property
Leases. At the Closing, the Seller shall assign to the Purchaser all of Seller's leasehold interest in the Real Property Leases, parking and other access agreements relating to the Premises. Prior to the Closing, Seller shall deliver to Purchaser three (i) Lease Assignment and Assumption Agreements (the "Lease Assignments") , and (ii) Consents to Assignment, Estoppel, and Releases in the form of EXHIBIT 1.1.8 (A) and (B) attached hereto and incorporated by reference herein.

           .8       All of the Seller's goodwill and original copies of all of
Seller's employment and personnel records, books and records relating or pertaining to Seller's Business, including all sales records and similar data (hereinafter collectively referred to as the "Records"); the


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Seller shall deliver to the Purchaser copies of the Records upon the written request of the Purchaser. Seller reserves the right to inspect such records at such reasonable times and places after Closing for any legitimate business purpose including tax audits.

           .1     Store Bank. Upon the Closing, Seller shall leave cash
(the "Store Bank") in the amount of not less than $1,000 at each of the Restaurants. Purchaser agrees to purchase the Store Bank at each Restaurant from Seller and agrees to pay for the Store Bank in addition to the Purchase Price at Closing.

           .2     Inventory. Within 24 hours prior to the date of the Closing, an inventory shall be taken by Seller (with the participation of the Purchaser) of all merchantable food, paper, new uniforms, current promotional items, supply inventory (including but not limited to, consumables, operating and cleaning supplies) and other miscellaneous items (the "Inventory") located at the Restaurants. Purchaser agrees to purchase the Inventory from Seller, and Seller agrees to sell the Inventory to Purchaser, at Seller's actual Inventory purchase price. On the Closing Date, Purchaser agrees to pay the Seller the sum of $6,000 per Restaurant separately and not as part of the Purchase Price, as partial payment for the Inventory. Following the taking of the Inventory as discussed above, Seller and Purchaser agree to make adjustments to the Inventory purchase price for the difference between the amount paid on the Closing Date and Seller's actual Inventory purchase price. In the event the Inventory purchase price is less than $18,000 for all Restaurants, Seller shall within fifteen (15) days of the Closing Date, reimburse Purchaser for any overage in payment. In the event the Inventory purchase price is in excess of $18,000 for all Restaurants, Purchaser agrees to make payment to the Seller within fifteen (15) days of the Closing Date of any additional monies which may be due for the purchase of the Inventory.

           .3     Purchase Price for Assets; Allocations. The purchase price for the Assets shall be $2,040,000 adjusted pursuant to Section 1.7 (the "Purchase Price"), plus (i) the dollar amount in the Store Bank at the Closing Date; and (ii) $18,000 for the estimated value of the Inventory at the Closing Date. The parties agree that the Purchase Price for the Assets shall be allocated among the Assets in the manner set forth on EXHIBIT 1.4, which shall be mutually agreed to by Seller and Purchaser prior to the Closing Date. The total purchase price shall be paid in cash at closing.

           .4     Consulting and Noncompetition Agreement. At the Closing, the
Purchaser, the Shareholder, WSG, Inc. and Seller shall enter into a Consulting and Noncompetition Agreement in the form attached hereto as EXHIBIT 1.5 (hereinafter referred to as the "Consulting and Noncompetition Agreement") pursuant to which Shareholder shall render consulting services to the Purchaser for a period of one (1) year from and after the Closing Date and the Seller, WSG, Inc., and Shareholder shall agree not to compete with the business of the Purchaser for five (5) years from and after the Closing Date.

           .5     Liabilities of Seller. Except as set forth in this Section
1.6, the Seller shall be and remain solely liable and responsible for all debts, obligations, duties, and liabilities of the Seller and its business. The Purchaser does not and shall not assume, agree to pay or pay any debts, obligations, duties or liabilities of any nature of the Seller or its business, including, but not limited, to any debts, obligations, duties or liabilities relating to the Seller's employees or employee benefit plans, regardless of whether any such debt, obligation, duties or liability arises under any contract, agreement, practice,


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arrangement, statute, law, ordinance, rule, regulation or otherwise, and nothing in this Agreement or otherwise is intended or shall be construed to the contrary. The parties further covenant, promise and agree that the Purchaser is not and shall not be obligated or required to employ any of the Seller's employees. Notwithstanding the foregoing, Purchaser agrees to assume from and after the Closing Date all of the rights and obligations of the Seller attributable to the period from and after the Closing Date under the Franchise Agreement, the Real Property Leases and the Contracts (as hereinafter defined) (collectively, the "Assumed Contracts").

           .6     Prorations. All customary prorations with respect to
obligations under the Assumed Contracts, utility and fuel charges, personal property taxes and other proratable charges related to the operation of the Restaurants shall be adjusted between the parties as of 6:00 a.m. on the Closing Date. Payment of the amount due by reason of the foregoing prorations shall be made at the Closing or as soon thereafter as reasonably practicable. All real estate taxes which are due and payable during the tax year in which the Closing occurs shall, when received, be prorated as of the Closing Date. All rentals, including minimum and percentage rentals, and other monetary obligations under the Real Property Leases shall be adjusted for the month in which the Closing occurs.

           .7     Exclusion of Assets. Those assets of the Seller and/or
Shareholder as set forth in full in EXHIBIT 1.8 attached hereto and incorporated herein (the "Excluded Assets") are not being purchased by the Purchaser.

                      I -- CLOSING AND TERMINATION

           .0 Time, Date and Place. The closing of the purchase and sale of the Assets and the other transactions contemplated by this Agreement (referred to throughout this Agreement as the "Closing") shall take place at the law offices of FREEBORN & PETERS, 950 Seventeenth Street, Suite 2600, Denver, Colorado 80202. The time, place and date of the Closing are referred to throughout this Agreement as the "Closing Date."

         Unless this Agreement is terminated as provided for herein, the Closing shall occur on the later of (i) August 31, 1995; and (ii) ten (10) days following the satisfaction of all conditions precedent set forth in
ARTICLE VII. If such day is not a business day then the Closing shall occur on the next succeeding business day.

           .1     Termination.

                  .0            If the Closing contemplated hereunder has not
occurred on or before September 30, 1995, either Purchaser or Seller may terminate this Agreement upon written notice to the other party.

                  .1            If any of the representations, warranties or
covenants of Seller or the Shareholders are found to be untrue or breached in any material respect, at or prior to Closing, and Seller or the Shareholders shall not have cured such breach within 30 days after Purchaser shall have given written notice to Seller of the existence of such breach, Purchaser may terminate this Agreement upon written notice to Seller.


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                  .2            This Agreement may be terminated by the written
agreement of Purchaser and Seller. This Agreement may be terminated by Purchaser in its sole discretion if any of the contingencies set forth in Sections 7.2.8,
7.2.9 or 7.2.10.7 are not met to Purchaser's satisfaction.

           .2     Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 2.2, this Agreement shall be of no further force and effect, with no liabilities or obligations to any party under this Agreement; provided, however, that the parties shall not be released from any liabilities, claims or actions regarding the falsity in any material respect of a representation or warranty set forth in ARTICLE III or
ARTICLE IV or a failure to perform or comply with any material obligation under this Agreement.

                   II -- REPRESENTATIONS AND WARRANTIES
                             OF SELLER AND SHAREHOLDER

         The Seller and the Shareholder, jointly and severally, represent and warrant to the Purchaser as of the date hereof and as of the Closing on the Closing Date each of the following:

           .0     Ownership of Seller's Stock. The Shareholder is the sole and exclusive record and beneficial owner of all of the outstanding shares of the capital stock of the Seller. The Shareholder has duly approved the Seller's sale, assignment, transfer and delivery of the Assets to the Purchaser in accordance with the terms of this Agreement, the consummation of all the transactions contemplated hereby and the Seller entering into the Consulting and Noncompetition Agreement.

           .1      Due Organization; Name and Address; Good Standing, Authority
of Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. The only name and business address of the Seller which has been used by the Seller at any time within the past three years ending at the date of this Agreement is 2605 64th Avenue, Greeley, Colorado 80634. The Seller has full right, power and authority to own, lease and operate its properties and assets, and to carry on its Business. The Seller is duly licensed, qualified and authorized to do business in each jurisdiction in which the properties and assets owned by it or the nature of the business conducted by it make such licensing, qualification and authorization legally necessary. The Seller is not in breach or violation of, and the execution, delivery and performance of this Agreement will not result in a breach or violation of, any of the provisions of the Seller's articles of incorporation, as amended to the date of this Agreement (the "Articles") or by-laws, as amended to the date of this Agreement (the "By-Laws"), or any agreement to which it is a party.

           .2     Authorization and Validity of Agreements. The Seller and the
Shareholder have the legal capacity, right, power, and authority to enter into this Agreement and the Consulting and Noncompetition Agreement. The Seller has the full right, power and authority to execute, acknowledge, seal and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution, acknowledgment, sealing and delivery of this Agreement by the Seller and the Shareholder and the performance by the Seller and the Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and shareholder action. This Agreement has been duly executed, acknowledged, sealed and delivered by the Seller and Shareholder and is the legal, valid and binding obligation of the Seller and Shareholder enforceable against the Seller and Shareholder, respectively, in accordance with its


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terms.  The Consulting and Noncompetition Agreement, when executed, acknowledged, sealed and delivered by the Seller and the Shareholder, will be the legal, valid and binding obligation of the Seller and the Shareholder, respectively, enforceable against the Seller and against the Shareholder, respectively, in accordance with its terms, except in each case as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally.

           .3     Agreement Not in Conflict with Other Instruments; Required
Approvals Obtained. The execution, acknowledgment, sealing, delivery, and performance of this Agreement and the Consulting and Noncompetition Agreement by the parties thereto, and the consummation of the transactions contemplated by this Agreement and the Consulting and Noncompetition Agreement will not (a) violate or require any consent, approval, or filing under, (i) any common law, law, statute, ordinance, rule or regulation (collectively referred to throughout this Agreement as "Laws") of any federal, state or local government (collectively referred to throughout this Agreement as "Governments") or any agency, bureau, commission, instrumentality or judicial body of any Governments (collectively referred to throughout this Agreement as "Governmental Agencies"), or (ii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which the Seller or any of the Assets is bound; (b) conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, or result in the creation of any claim, security interest, lien, charge, or encumbrance upon any of the Assets pursuant to (i) the Seller's Articles or By-Laws, (ii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument, document or agreement to which the Seller is a party or by which the Seller, or any of the Assets is bound, or (iii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which the Seller or any of the Assets is bound; and all permits, licenses and authorizations of any Government or Governmental Agency required to be obtained by the Seller prior to the Closing, shall have been obtained and shall be in full force and effect as of the Closing Date.

           .4       Conduct of Business in Compliance with Regulatory and
Contractual Requirements. To the best of Seller's and Shareholder's knowledge, the Seller has conducted and is conducting its business in compliance with all applicable Laws of all Governments and Governmental Agencies.


           .5     Legal Proceedings. There is no action, suit, proceeding,
claim or arbitration, or any investigation by any person or entity, including, but not limited to, any Government or Governmental Agency, (i) pending, to which the Seller or the Shareholder is a party, or to the knowledge of the Seller or the Shareholder, threatened against or relating to the Seller, the Seller's business or the Assets, or (ii) challenging the Seller's or the Shareholder's right to execute, acknowledge, seal, deliver, perform under or consummate the transactions contemplated by this Agreement and, as respects the Seller and Daniel L. White, the Consulting and Noncompetition Agreement, or
(iii) asserting any right with respect to any of the Assets, and, in each such case, there is no basis for any such action, suit, proceeding, claim, arbitration or investigation.

           .6     Financial Information. Attached hereto as EXHIBIT 3.7 are
copies of the unaudited Balance Sheets of Seller as of September 30, 1994 and March 31, 1995, and the Operating Statements of the Seller for the periods October 1, 1992 to September 30, 1993, October 1, 1993 to September


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30, 1994, and an interim statement from October 1, 1994 to March 31, 1995, which are being provided by the Seller and the Shareholder to the Purchaser (the "Financial Statements"). The Financial Statements are in accordance with the books and records of the Seller, are true, correct and complete and accurately present the Seller's financial position as of the dates set forth therein and the results of the Seller's operations for the periods then ended; all such Financial Statements are in conformity with the accounting principles historically utilized by the Seller and applied on a consistent basis during each period and on a basis consistent with that of prior periods. Until the Closing Date, Seller shall deliver to Purchaser month end balance sheets and income statements within 15 days of the end of each month.

           .7     Tax Matters. All tax returns of the Seller as filed by the
Seller with the Internal Revenue Service (the "IRS") and all information reported on the returns are true, accurate, and complete. The Seller is not a party to, and is not aware of, any pending or threatened action, suit, proceeding, or assessment against it for the collection of taxes by any Government or Governmental Agency. The Seller has duly and timely filed with all appropriate Governments and Governmental Agencies, all tax returns, information returns, and reports required to be filed by the Seller. The Seller has paid in full all taxes, interest, penalties, assessments and deficiencies owed by the Seller to all taxing authorities. All taxes and other assessments and levies which the Seller is required by applicable Law to withhold or to collect have been duly withheld and collected and have been paid over to the proper Governments and Governmental Agencies or are properly held by the Seller for such payment. All claims by the IRS or any state taxing authorities for taxes due and payable by the Seller have been paid by the Seller. The Seller is not a party to, and is not aware of, any pending or threatened action, suit, proceeding, or assessment against it for the collection of taxes by any Government or Governmental Agency.

           .8     Franchise Agreements. The Franchise Agreements are full,
complete, unamended, true and correct Franchise Agreements between Seller and Burger King Corporation, which are, and shall continue to be until the Closing on the Closing date, in full force and effect.

           .9     Title to Assets; Equipment and Fixed Assets. The Seller has
sole and exclusive, good and marketable title to all of the Assets and the same shall be free and clear of any and all pledges, claims, threats, liens, restrictions, agreements, leases, security interests, charges and encumbrances at the time of Closing. All of the Equipment and Fixed Assets are in good, working and operating condition and repair, reasonable wear and tear excepted, fit for their intended purposes, and free from any defects known to the Seller or to the Shareholder.

           .10     Records.  The Records that have been delivered by the Seller to the Purchaser or that shall be delivered by the Seller to the Purchaser are true, complete and correct.

           .11    Employment Matters.

                  .0       None of the Seller's employees are covered by a
collective bargaining agreement or are represented by a labor organization, and no petition for representation concerning any of the Seller's employees has been filed with the National Labor Relations Board; the Seller is not aware of any union organizational activity and has no reason to believe that any such activity is being contemplated. To the best of Seller's knowledge, Seller has not engaged in any unfair labor practice.


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                  .1       To the best of Seller's knowledge Seller is not in
violation of applicable equal employment opportunity wage and hour requirement or any other Laws of any Government or Governmental Agency relating to employment; there are no active, pending, or threatened administrative or judicial proceedings under any Laws of any Government or Governmental Agency; there are no claims, charges, and employment related suits which have occurred within the last three years or are presently pending or threatened under any employment related Laws of any Government or Governmental Agency; and the Seller is not subject to any judgments, decrees, conciliation agreements and settlement agreements concerning employment related matters.

                  .2       The Seller has not entered into any employment
agreements with any of its employees, and all employees may be terminated at will; there is no contractual obligation or special termination or severance arrangement in respect of any of Seller's employees; and there is no provision of any agreement or arrangement with any of the Seller's employees, or any other legal or contractual requirement, which would obligate the Seller to require the Purchaser of the Assets to employ any of the Seller's employees.

                  .3       The Seller has paid all wages, bonuses, commissions
and other benefits and sums due (and all required taxes, insurance, social security and withholding thereon), including all accrued vacation, accrued sick leave, accrued benefits and accrued payments (and pro rata accruals for a portion of a year) to its employees.

                  .4       The Purchaser is under no obligation or duty, whether
under any contract, agreement, understanding or arrangement or under any applicable Law of any Government or Governmental Agency to assume or be responsible for any obligation, duty or liability, now existing or hereafter arising, relating to or in connection with the Seller's employees or any compensation, benefits or benefit plans in respect of the Seller's employees, or otherwise arising out of or in connection with the transactions contemplated by this Agreement, and the Seller has made no commitment and is under no obligation to cause the Purchaser of the Assets to assume or to be responsible for any such obligation, duty or liability.

           .12    Absence of Certain Changes or Events.  Since September 30,
1994, the Seller has not engaged in or experienced any of the following:

                  .0       Sold, assigned, transferred, leased, disposed of, or
agreed to sell, assign, transfer, lease, or dispose of, any of the Assets, except Inventory sold in the ordinary course of the Seller's business, as such business has been operated historically.

                  .1       Made any capital expenditure in excess of One
Thousand Dollars ($1,000) or entered into any contract, agreement, arrangement, understanding or commitment therefor, or acquired or leased any assets or property of any third person or party other than in the ordinary course of Seller's business, as such business has been operated historically.

                  .2       Suffered any material adverse change in Seller's
operations, earnings, assets, liabilities, or business (financial or otherwise).

                  .3       Failed to pay any indebtedness or other obligation,
including any taxes and other charges, when due.

           .13    Adverse Conditions. Except as set forth in EXHIBIT 3.14,
attached hereto and incorporated by reference herein, neither Seller nor the Shareholder has any knowledge of any past, present or future condition, facts or circumstances which has materially affected or which might materially affect adversely the business of the Seller or prevent the Purchaser from carrying on the Seller's business.

           .14    Leases. Attached hereto as EXHIBIT 3.15 and incorporated by reference herein is a list of the following, which is accurate and complete as of the date hereof: all leases, contracts, licenses, agreements or other commitments of Seller as obligor involving a liability, obligation, contingent liability or contingent obligation in excess of $1,000.

           .15       Bonus, Pension or Other Plans, etc. Seller is not a party
to, does not maintain or make any contribution to, and Seller has not incurred any liability or expense with respect to any employment agreement, current or future pension, retirement, deferred compensation, bonus, profit-sharing, insurance or similar plan, agreement, arrangements or formal or informal understandings for the benefit of employees, in each case whether or not legally binding.

           .16    Full Disclosure. This Agreement (including the Exhibits
hereto) does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading. There is no fact known to the Seller or to the Shareholder which is not disclosed in this Agreement which materially adversely affects the accuracy of the representations and warranties contained in this Agreement or the Seller's financial condition, operations, business, earnings, assets, or liabilities.

           .17    No Brokerage. Neither the Seller nor the Shareholder has
incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or the like in connection with this Agreement or the transactions contemplated hereby.

           .18    Seller's Franchise Agreement. The Seller is not in breach of or default under any provision of any of the Franchise Agreements, and no condition exists which, with passage of time or the giving of notice or both, will result in a breach or default by the Seller of any provision of any of the Franchise Agreements.

           .19    Operation of Business. Since March 31, 1995, the Seller and
the Shareholder have used, and from the date hereof until the Closing the Seller and the Shareholder shall use, their best efforts to preserve the Business of the Seller.

         III  -- REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  The Purchaser represents and warrants to the Seller and Shareholder, jointly and severally, as of the date hereof and as of the Closing on the Closing Date each of the following:

           .0     Due Organization; Good Standing; Power. The Purchaser is a
corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. The Purchaser has full right, power and authority to enter into this Agreement and the Consulting and Noncompetition Agreement and to perform its obligations hereunder and thereunder.

           .1     Authorization and Validity of Documents. The execution,
delivery and performance by the Purchaser of this Agreement and the Consulting and Noncompetition Agreement and the transactions contemplated hereby and thereby, have been duly and validly authorized by the Purchaser. This
Agreement has been duly executed, acknowledged, sealed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, and the Consulting and Noncompetition Agreement, when executed and delivered, will be legal, valid and binding obligation of the Purchaser, each enforceable against the Purchaser in accordance with its terms except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

           .2     No Brokerage. The Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or the like in connection with this Agreement or the transactions contemplated hereby.

           .3     Obligations Assumed.  Purchaser covenants that it will pay all obligations assumed by it under this Agreement.

           .4     Burger King Obligations.  Except as set forth on EXHIBIT 4.5 attached hereto, Purchaser is not in default of any of its obligations to the Burger King Corporation.

                 IV -- SELLER AND SHAREHOLDER'S COVENANTS

           .0 Affirmative Covenants. The Seller and the Shareholder, jointly and severally, covenant, promise and agree that from the date hereof and until the Closing the Seller and the Shareholder shall, and the Shareholder shall cause the Seller to perform and comply with each of the following:

                  .0            Continue to operate the business of the Seller
diligently, and not take any action, omit to take any action, or engage in any transaction other than in acts or transactions in the ordinary course of business, as such business has been operated historically.

                  .1            Preserve the Business of Seller and preserve the
relationship of the Business with suppliers, customers, Burger King Corporation and others.

                  .2            Maintain and continue normal and usual
maintenance and repair of the Equipment, the Fixed Assets, and all other assets being sold and transferred to the Purchaser herein.

                  .3            Cooperate with the Purchaser to achieve an
orderly transition of the Business of the Seller to the Purchaser and an orderly transfer of the Assets to the Purchaser.

                  .4            Pay or provide for payment of all sales, use,
personal property, social security, withholding, payroll, unemployment compensation, income and other taxes, assessments, fees and public charges due and payable by the Seller in respect of its Business and the Assets through the Closing Date and any portion thereof applicable to any period prior to the Closing Date.

                  .5            Pay all wages, bonuses, commissions and other
employment benefits and sums (and all required taxes, insurance and withholding thereon), including all accrued vacation, accrued sick leave, accrued benefits and accrued payments (and pro rata accruals for a portion of a year) due to Seller's employees through the Closing Date.

                  .6            Maintain in effect all insurance policies and
other employee benefits covering any employee claims which may be incurred through the Closing Date.

                  .7            Fully perform and comply with all covenants,
promises and agreements hereunder which are required to be performed or complied with by the Seller and the Shareholder prior to or at the Closing, and exert their best efforts to completely satisfy and fulfill all conditions precedent to Seller's and Shareholder's obligations to close hereunder at the Closing on the Closing Date.

                  .8            Exert their best efforts to prevent the
occurrence of any event which could result in any of Seller's or the Shareholder's representations and warranties contained in this Agreement not being true and correct at or as of the time immediately after the occurrence of such event, and the Seller and the Shareholder shall promptly notify the Purchaser of the occurrence of any event or the discovery of any fact which would cause any of their covenants, promises and agreements to be breached or violated or any of their representations and warranties to become not true and correct or which could interfere with or prevent the consummation of the transactions contemplated hereby.

                  .9            Provide the Purchaser and its representatives,
subject to the restrictions contained in Section 7.2.9, with full access during normal business hours to all of the Seller's properties, assets and Records, provide the Purchaser and its representatives with such financial and operating data and other information with respect to the Seller's Business, Assets and properties as the Purchaser shall from time to time request, and permit the Purchaser and its representatives to consult with the Seller's representatives, officers, employees and accountants up to the time of Closing and for 120 days thereafter.

                  .10           Take no action which is or would cause a
violation of any Laws of any Governments or Governmental Agencies.

                       V -- OPINIONS OF COUNSEL

           .0     Opinion of Seller's and Shareholder's Counsel. At the
Closing, the Seller and the Shareholder shall deliver to the Purchaser the opinion of their counsel, dated as of the Closing Date, as to the following:

                  .0            Ownership of Seller's Stock.  The Shareholder is
the sole and exclusive record and beneficial owner of all of the outstanding shares of the capital stock of the Seller. The Shareholder has duly approved the Seller's sale, assignment, transfer and delivery of the Assets to the

Purchaser in accordance with the terms of this Agreement, the consummation of all the transactions contemplated hereby, and the Seller entering into the Consulting and Noncompetition Agreement.

                  .1            Due Organization; Good Standing; Authority of
Seller. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado. The Seller has full right, power, and authority to own, lease and operate its properties and assets, and to carry on its Business. The Seller is duly licensed, qualified and authorized to do business in each jurisdiction in which the properties and assets owned by it or the nature of the business conducted by it make such licensing, qualification and authorization legally necessary. The Seller is not in breach or violation of, and the execution, delivery and performance of this Agreement will not result in a breach or violation of, any of the provisions of the Seller's Articles or By-Laws.

                  .2            Authorization and Validity of Agreements.  The
Seller and the Shareholder have the legal capacity, right, power and authority to enter into this Agreement and the Seller and the Shareholder have the legal capacity, right, power and authority to enter into the Consulting and Noncompetition Agreement. The Seller has the full right, power and authority to execute, acknowledge, seal and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution, acknowledgment, sealing and delivery of this Agreement by the Seller and the Shareholder and the performance by the Seller and Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and shareholder action. This Agreement has been duly executed, acknowledged, sealed and delivered by the Seller and by the Shareholder and is the legal, valid and binding obligation of the Seller and the Shareholder, enforceable against the Seller and the Shareholder in accordance with its terms. The Consulting and Noncompetition Agreement, when executed, will be the legal, valid and binding obligation of the Seller and the Shareholder, enforceable against the Seller and the Shareholder in accordance with its terms, except in each case as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

                  .3            Agreement Not in Conflict with Other
Instruments; Required Approvals Obtained. The execution, acknowledgment, sealing, delivery, and performance of this Agreement and the Consulting and Noncompetition Agreement by the Seller and the Shareholder, and the consummation of the transactions contemplated by this Agreement and the Consulting and Noncompetition Agreement will not (a) violate or require any consent, approval, or filing under, (i) any Laws of any Governments or any Governmental Agencies, or (ii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which the Seller or any of the Assets or the Shareholder are bound; (b) to the best of Seller's and Shareholder's knowledge, conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, or result in the creation of any claim, security interest, lien, charge, or encumbrance upon any of the Assets pursuant to, (i) the Seller's Articles or By-Laws; (ii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument, document or agreement to which the Seller is a party or named; or (iii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which the Seller or any of the Assets is bound.

                  .4            Legal Proceedings.  There is no action, suit,
proceeding, claim or arbitration, or any investigation by any person or entity, including any Government or Governmental Agency, (i) pending, to which the Seller or the Shareholder is a party, or to the knowledge of the Seller or the Shareholder, threatened against or relating to the Seller, the Seller's business or any of the Assets, or (ii) challenging the Seller's or the Shareholder's right to execute, acknowledge, seal, deliver, perform under or consummate the transactions contemplated by this Agreement and the Consulting and Noncompetition Agreement, or (iii) asserting any right with respect to any of the Assets; and there is no basis for any such action, suit, proceeding, claim, arbitration or investigation.

           .1     Opinion of Purchaser's Counsel. At the Closing, the
Purchaser shall deliver to the Seller and to the Shareholder the opinion of its counsel, dated as of the Closing Date, as to the following:

                  .0            Due Organization; Good Standing; Authority of
Purchaser. The Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. The Purchaser has all requisite corporate power to execute, acknowledge, seal and deliver this Agreement and the Consulting and Noncompetition Agreement and to perform its obligations hereunder and thereunder.

                  .1            Authorization and Validity of Agreements.  The
execution, delivery, and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Purchaser. This Agreement has been duly executed, acknowledged, sealed and delivered by the Purchaser and is the legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

                             VI -- CONDITIONS

           .0     Seller's Conditions to Close.  The Seller's obligation to
close the transactions contemplated hereby at the Closing shall be subject to the complete satisfaction and fulfillment of all of the following conditions precedent, any or all of which may be waived in whole or in part by the Seller (but no such waiver of any such condition precedent shall be or constitute a waiver of any covenant, promise, agreement, representation or warranty made by the Purchaser in this Agreement):

                  .0            All representations and warranties made by the
Purchaser in this Agreement shall be complete and accurate at and as of the Closing on the Closing Date. Seller shall have been furnished with a certificate, signed by the Purchaser, and dated the Closing Date to the foregoing effect.

                  .1            All covenants, promises and agreements made by
the Purchaser in this Agreement and all other actions required to be performed or complied with by the Purchaser under this Agreement prior to or at the Closing shall have been fully performed or complied with by the Purchaser. Seller shall have been furnished with a certificate, signed by the Purchaser, and dated the Closing Date to the foregoing effect.

                  .2            The Purchaser shall deliver to the Seller by
wire transfer the amount of cash set forth in Section 1.4 of this Agreement.

                  7.1.4 National Restaurant Enterprises, Inc., the parent corporation of Purchaser, shall also be a signatory to the Lease Assignments of the Real Property Leases for each of the Restaurants.

                  7.1.5 Purchaser shall reimburse Seller, in an amount not to exceed $5,000, for expenses paid in cash by Seller relating to the filing of an alternate dispute resolution concerning the potential opening of a Burger King Restaurant in close proximity to Seller's Greeley Restaurant #2942.

           .1     Purchaser's Conditions to Close. The Purchaser's obligation to close the transactions contemplated hereby at the Closing shall be subject to the complete satisfaction and fulfillment of all of the following conditions precedent, any or all of which may be waived in whole or in part by the Purchaser (but no such waiver of any such condition precedent shall be or constitute a waiver of any covenant, promise, agreement, representation or warranty made by the Seller and the Shareholder in this Agreement):

                  .0            All representations and warranties made by the
Seller and the Shareholder in this Agreement shall be complete and accurate at and as of the Closing on the Closing Date. Purchaser shall have been furnished with a certificate, signed by the Shareholder and Seller, and dated the Closing Date to the foregoing effect.

                  .1            All covenants, promises and agreements made by
the Seller and the Shareholder in this Agreement and all other actions required to be performed or complied with by the Seller and the Shareholder under this Agreement prior to or at the Closing shall have been fully performed or complied with by the Seller and the Shareholder. Purchaser shall have been furnished with a certificate, signed by the Shareholder and Seller, and dated the Closing Date to the foregoing effect.

                  .2            Seller shall have obtained, and delivered to
Purchaser, copies of all consents, approvals or other authorizations which Seller is required to obtain from, and any filing which Seller is required to make with, any governmental authority or agency or any other person including, but not limited to, consents required from Burger King (the "Burger King Consents") in connection with the execution, delivery and consummation of this Agreement and the other documents associated herewith and the consummation of the transactions contemplated hereby or thereby (collectively, the "Required Consents"), in form and substance satisfactory to Purchaser. Notwithstanding the foregoing, Purchaser shall be solely responsible for obtaining any consents or approvals necessary for Purchaser to purchase the Assets or operate the Business from and after the Closing Date.

                  .3            The Purchaser shall have received all things
required to be delivered or furnished to the Purchaser by the Seller and the Shareholder hereunder prior to or at the Closing.

                  .4            All necessary permits, licenses and approvals
required to be obtained by Purchaser shall have been obtained and paid for by Purchaser or Purchaser shall have exercised all reasonable efforts to obtain same.

                  .5            There shall not have occurred any material
adverse change in the business of Seller or in the Assets.

                  .6             Purchaser shall have received an opinion of
counsel for Seller and the Shareholder, as of the Closing Date, as required by
Section 6.1 hereof.

                  .7             Purchaser shall have received, if necessary,
the written consent of the lender of National Restaurant Enterprises, Inc., the parent corporation of Purchaser ("NRE"), to the transactions contemplated hereby within thirty days of the execution of this Agreement by all parties.

                  .8            Purchaser and its representatives shall have
completed, to their complete satisfaction, an investigation and examination of all aspects of the Restaurants and the Assets, including the Financial Statements. No employee or representative of Purchaser will perform on-site due diligence of the Restaurants without Seller's prior approval, at which time such employee or representative will be accompanied by Seller or its designee. Purchaser shall have completed its review of the Restaurants to confirm the Equipment in the Restaurants is in proper working order and that the Restaurants conform in all material respects to Burger King standards (the "Walk-Thru") that apply to the Restaurants. Purchaser shall itemize any deficiencies noted in the Walk-Thru and provide such list to Seller prior to the Closing Date. Seller shall correct the deficiencies prior to the Closing Date if the total cost of such corrections does not exceed $6,000. If the total cost does exceed this amount, Seller shall have the option, exercisable within ten (10) days of receiving notice of the corrections, to pay for the corrections or terminate this Agreement.

                  .9       Seller shall have delivered to Purchaser the
following documents:

                           .0               the Lease Assignments of its Real
Property Leases, each Assumed Contract, and the Consents to Assignment, Estoppel, and Releases;

                           .1               any required easement assignments;

                           .2               to the extent available, a fully
executed original counterpart of each Real Property Lease in Seller's possession;

                           .3               a receipt for funds paid to Seller
by Purchaser;

                           .4               certificates dated no earlier than
thirty (30) days prior to the Closing Date, from the Secretary of State for the State of Colorado as to the good standing of Seller; and

                           .5               all other documents, instruments and
agreements required to be delivered by the Seller to Purchaser pursuant to this Agreement.

                  .10       Between the date of this Agreement and the Closing
Date, Seller shall conduct the operation of its Restaurants in the ordinary and usual course of business, consistent with past practices and will use its best efforts to preserve intact the present business organization with respect to its Restaurants, to keep available the services of its officers and employees and to maintain satisfactory relationships with landlords, franchisors, dealers, licensors, licensees, suppliers, contractors, distributors, customers and others having business relations with it and its Restaurants and will maintain its Restaurants, real property, and Assets in a condition conducive to the operation of the business currently carried on therein.

                  .11      Seller shall have provided to Purchaser copies of all
operating permits and licenses (collectively, the "Approvals") which are in Seller's possession.

                  .12      Seller shall have provided to Purchaser copies of all
documents with respect to any actions, suit or proceeding which has been brought by or on behalf of Seller with respect to the Assets or the Business.

                  .13      The Seller shall execute, acknowledge, seal, and
deliver to the Purchaser a Bill of Sale and Assignment in the form attached hereto as EXHIBIT 7.2.14 and incorporated herein by reference pursuant to which the Seller shall sell, assign, and transfer to the Purchaser the Assets and the Inventory.

                  .14      The Seller shall execute, acknowledge, seal and
deliver to the Purchaser a Warranty Assignment in the form attached hereto as
EXHIBIT 7.2.15 and incorporated herein by reference pursuant to which the Seller shall sell, assign and transfer to the Purchaser the Franchise Agreements.

                  .15      The Shareholder, the Seller, WSG, Inc. and the
Purchaser shall execute, acknowledge, seal and deliver the Consulting and Noncompetition Agreement attached hereto as EXHIBIT 1.5.

                  .16      Purchaser shall have contemporaneously acquired the
Burger King Restaurant owned by WSG, Inc., a corporation that is controlled by Daniel L. White.

                  .17      Seller shall have previously delivered to Purchaser
the Real Property Leases and Purchaser shall have twenty days thereafter to review such Real Property Leases to ensure that each of them are satisfactory to Purchaser, in its sole discretion.

                  7.2.19 No later than fourteen (14) days prior to Closing, Purchaser's auditor shall have (i) reviewed the financial and accounting system of Seller; (ii) reviewed and confirmed the Financial Statements and results set forth in the Financial Statements; and (iii) found no objection to the financial and accounting system of Seller, or Seller and Purchaser shall have resolved any objection raised by the auditor and presented to Seller by Purchaser.

                  7.2.20 The Board of Directors of NRE shall have approved this Agreement and the transactions contemplated herein within 15 days of the date of this Agreement.

           .2     Contemporaneous Transfer. All transfers, assignments,
conveyances, and transactions under this Agreement shall be effected contemporaneously for present value between and among the Seller, the Shareholder and the Purchaser.

                         VII -- INDEMNIFICATION

           .0     Indemnification By Seller And Shareholder. The Seller and
the Shareholder, jointly and severally, shall defend, indemnify and hold harmless the Purchaser, its officers, directors, shareholders, agents, servants and employees and their respective heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including attorneys' and experts' fees and court costs) of every kind and nature arising out of, resulting from, or in connection with the following:

                  .0            Any misrepresentation or breach by the Seller or
the Shareholder of any representation or warranty contained in this Agreement.

                  .1            Any nonperformance, failure to comply or breach
by Seller or the Shareholder of any covenant, promise or agreement of the Seller or the Shareholder contained in this Agreement.

                  .2            Any debts, obligations, duties and liabilities
of the Seller and the Shareholder (except those assumed by Purchaser).

                  .3            Any matter, act, thing or occurrence caused by
or resulting from any act or omission of Seller or the Shareholder prior to or at the Closing.

           .1     Indemnification by Purchaser.  Purchaser shall defend,
indemnify and hold harmless the Seller, the Shareholder and their respective heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including attorneys' and experts' fees and court costs) of every kind and nature arising out of, resulting from, or in connection with the following:

                  .0            Any misrepresentation, omission or breach by
Purchaser of any representation or warranty contained in this Agreement.

                  .1            Any nonperformance, failure to comply or breach
by the Purchaser of any covenant, promise or agreement of the Purchaser contained in this Agreement.

           .2     Defense of Claims. In the event of any claim, threat,
liability, tax, interest, fine, penalty, suit, action, proceeding, demand, damage, loss, cost or expense with respect to which indemnity is or may be sought hereunder (an "Indemnity Claim"), the indemnified party shall promptly notify the indemnifying party of such Indemnity Claim, specifying in reasonable detail the Indemnity Claim and the circumstances under which it arose. The indemnifying party may elect to assume the defense of such Indemnity Claim, at its own expense, by written notice to the indemnified party given within 10 days after the indemnifying party receives notice of the Indemnity Claim, and the indemnifying party shall promptly engage counsel reasonably acceptable to the indemnified party to direct and conduct such defense; provided, however, that the indemnified party shall have the right to engage its own counsel, at its own expense, to participate in such defense. In the event the indemnifying party does not so elect to assume the defense of such Indemnity Claim in the manner specified above, or if, in the reasonable opinion of counsel to the indemnified party, there are defenses available to the indemnified party which are different from or additional to those available to the indemnifying party or which give rise to a material conflict between the defense of the indemnified party and of the indemnifying party, then upon notice to the indemnifying party, the indemnified party may elect to engage separate counsel to conduct its defense, at the expense of the indemnifying party, and the indemnifying party shall not have the right to direct or conduct such defense.

         In the event the indemnifying party assumes the defense of any Indemnity Claim, it may at any time notify the indemnified party of its intention to settle, compromise or satisfy such Indemnity Claim and may make such settlement, compromise or satisfaction (at its own expense) unless within 20 days after the giving of such notice the indemnified party shall give notice to the indemnifying party of its intention to assume the defense of the Indemnity Claim, in which event the indemnifying party shall be relieved of its duty hereunder to indemnify the indemnified party. Unless the indemnified party shall have given the notice referred to in the preceding sentence, (i) the indemnified party shall not consent to or make any settlement, compromise or satisfaction with respect to the Indemnity Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, and (ii) any settlement, compromise or satisfaction made by the indemnifying party with respect to such Indemnity Claim shall be deemed to have been consented to by and shall be binding upon the indemnified party.

                         VIII -- MISCELLANEOUS

           .0 Survival of Representations, Warranties and Agreements. All of the representations, warranties, covenants, promises and agreements of the parties contained in this Agreement (or in any document delivered or to be delivered pursuant to this Agreement or at or in connection with the Closing) shall survive the execution, acknowledgment, sealing and delivery of this Agreement and the consummation of the transactions contemplated hereby.

           .1     Notices. All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement (collectively, the "Notices") shall be in writing and shall be given either
(a) by personal delivery with a receipted copy of such delivery, or (b) by certified or registered United States mail, return receipt requested, postage prepaid, to the following addresses:

                          (i)   If to Seller, to:

                                DMW, Inc.
                                2605 64th Avenue
                                Greeley, Colorado 80634
                                Telefax No.:  (970) 352-7842

                                with a copy to:

                                Curt D. Rautenstraus, Esq.
                                Rautenstraus Joss & Christman, P.C.
                                P.O. Box 55
                                824 Pine Street
                                Louisville, Colorado 80027
                                Telefax No.: (303) 666-5724

                          (ii)  If to the Shareholder, to:

                                Daniel L.  White
                                2605 64th Avenue
                                Greeley, Colorado 80634

                          (iii) If to the Purchaser:

                                Lawrence E. Jaro, Chief Executive Officer
                                Ameriking Colorado Corporation I
                                2215 Enterprise Drive
                                Westchester, IL  60154
                                Telefax No.:  (708) 947-2160
                                with copies to:

                                A. Richard Caputo
                                The Jordan Company
                                9 West 57th Street, Suite 4000
                                New York, New York 10019
                                Telefax No.: (212) 755-5263

                                             and

                                Ernest J. Panasci, Esq.
                                FREEBORN & PETERS
                                950 Seventeenth Street
                                Suite 2600
                                Denver, CO  80202
                                Telefax No.:  (303) 628-4240

or to such other address of which written notice in accordance with this
Section 9.2 shall have been provided to the other parties. Notices may only be given in the manner hereinabove described in this Section 9.2 and shall be deemed received three (3) days after given in such manner.

           .2     Entire Agreement. This Agreement (including the Exhibits
hereto) constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, correspondence, understandings and agreements among the parties hereto respecting the subject matter hereof.

           .3     Assignability.  This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto.

           .4     Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal and legal representatives, guardians, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations, or liabilities.

           .5     Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable only shall be ineffective only to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

           .6     Amendment; Waiver. No provision of this Agreement may be
amended, waived or otherwise modified without the prior written consent of all of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement herein contained. The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.


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




           .7     Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

           .8     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

           .9     Applicable Law; Jurisdiction and Venue; Service of Process.
This Agreement was made in the State of Colorado, and shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of Colorado. Any suits, proceedings and other actions relating to, arising out of or in connection with this Agreement shall be submitted to the in personam jurisdiction of the courts of the State of Colorado and venue for all such suits, proceedings and other actions shall be in Denver County, Colorado. The Seller, the Shareholder and the Purchaser hereby waive any claim against or objection to in personam jurisdiction and venue in the courts of City and County of Denver, Colorado.

           .10    Remedies. The parties hereto acknowledge that in the event of a breach of this Agreement, any claim for monetary damages hereunder may not constitute an adequate remedy, and that it may therefore be necessary for the protection of the parties to carry out the terms of this Agreement to apply for the specific performance of the provisions hereof. It is accordingly hereby agreed by all parties that no objection to the form of the action or the relief prayed for in any proceeding for specific performance of this Agreement shall be raised by any party, in order that such relief may be expeditiously obtained by an aggrieved party. All parties may proceed to protect and enforce their rights hereunder by a suit in equity, transaction at law or other appropriate proceeding, whether for specific performance or for an injunction against a violation of the terms hereof or in aid of the exercise of any right, power or remedy granted hereunder or by law, equity or statute or otherwise. No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies, and no right, power or remedy conferred hereby shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

           .11    Further Assurances. The Seller and the Shareholder jointly and severally agree to execute, acknowledge, seal and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as the Purchaser may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

           .12    Use of Genders. Whenever used in this Agreement, the
singular shall include the plural and vice versa, and the use of any gender shall include all genders and the neuter.

           .13    Risk of Loss. All risk of loss of damage to or destruction of the Assets, in whole or in part, shall be and remain with the Seller until the Closing and all of the transactions contemplated hereby shall have been consummated.



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           .14    Negotiations with Other Persons. Until the earlier of the
Closing or the termination of this Agreement as provided herein, neither the Seller nor the Shareholder shall initiate, encourage the initiation by others, or participate in any discussion or negotiations with any other person or entity relating to the sale of any or all of the Assets, the business of the Seller or any securities of the Seller. From the date of this Agreement and until after the Closing and the consummation of the transactions contemplated by this Agreement, the Shareholder shall not offer for sale, sell or otherwise transfer (with or without consideration) any securities of the Seller owned of record or beneficially by him.

           .15    Expenses of Transactions. All sales, transfer and use taxes incurred in connection with the sale, assignment, transfer and delivery of the Assets shall be paid by the Seller.


                  [REMAINDER OF PAGE IS INTENTIONALLY BLANK AS THIS
                      AGREEMENT CONTAINS NO ADDITIONAL SECTIONS.]







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



         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement under seal, with the intention of making it a sealed instrument, on the date first above written.

                                   Seller:

ATTEST:                            DMW, INC.


________________________________   By:______________________________
                                        Daniel L.  White, President




WITNESS:                           SHAREHOLDER:


- ---------------------------------  ---------------------------------
                                              Daniel L.  White




                                   Purchaser:

ATTEST:                            AMERIKING COLORADO CORPORATION I


_________________________________  By:________________________________
Secretary                             Lawrence E.  Jaro, Chief
                                      Executive Officer





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                                 EXHIBIT LIST


1.1.1             Equipment, Materials, Furniture and Supplies

1.1.2             Fixed Assets

1.1.5             Franchise Agreements
                           #2942 (Greeley)
                           #4361 (Loveland)
                           #4690 (Longmont)

1.1.8             (a)      Lease Assignment and Assumption Agreement
                  (b)      Consent to Assignment, Estoppel, and Release

1.4               Allocation of Purchase Price

1.5               Consulting and Noncompetition Agreement

1.8               Excluded Assets

3.7               Financial Statements
                           Unaudited Balance Sheets as of September 30, 1994 Unaudited Balance Sheets as of March 31, 1995 Operating Statements for October 1, 1992 through September 30, 1993 Operating Statements for October 1, 1993 through September 30, 1994 Operating Statements for October 1, 1994 through September 30, 1995

3.14              Adverse Conditions

3.15 List of Contracts, Licenses and Agreements involving liabilities of more than $1000

4.5               Defaults under the Burger King Franchise Agreements

7.2.14            Bill of Sale and Assignment

7.2.15            Warranty Assignment




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